Exhibit 10.5

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AND

GEVO INC.

FOR

UCLA CASE NOS.

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EXCLUSIVE LICENSE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and is effective this 6th day of September 2007 (the “Effective Date”) between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through its offices located at 11000 Kinross Avenue, Suite 200 Los Angeles, CA 90095-7231, and Gevo Inc. (“Licensee”), a Delaware corporation having a principal place of business at 133 N. Altadena Dr. Suite 310, Pasadena, CA, 91107.

RECITALS

WHEREAS, a certain invention (the “Invention”), generally characterized as […***…] (UCLA Case No. […***…]) made in the course of research at the University of California, Los Angeles by […***…] and claimed in Regents’ Patent Rights as defined below;

WHEREAS, […***…] are employees or students of The Regents and as such have assigned their right, title and interest in and to the Invention to The Regents;

WHEREAS […***…], executed the assignment attached hereto as Appendix B, assigning all of his rights in the Invention to the Regents;

WHEREAS, Licensee and The Regents entered into a Secrecy Agreement effective 12/18/06 and expiring on 12/8/11 to allow Licensee to evaluate its interest in the Invention and, as a result of its evaluation, Licensee wishes to obtain certain rights from The Regents;

WHEREAS, Licensee is a “small business concern” as defined in 15 U.S.C. §632 and

WHEREAS, The Regents wishes that Regents’ Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

The parties agree as follows:

1. DEFINITIONS

1.1	“Regents’ Patent Rights” means The Regents’ interest in any of the patent applications listed in Appendix A attached to this Agreement and assigned to The Regents, as such applications may be amended from time to time; any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues and reexaminations; and any corresponding foreign patents or patent applications; all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement.

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1.2	“Licensed Product” means any article, composition, apparatus, substance, chemical, or any other material covered by Regents’ Patent Rights or whose manufacture, use or sale would constitute an infringement of any claim within Regents’ Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method. This definition of Licensed Product also includes a service either used by Licensee, an Affiliate, or sublicensee or provided by Licensee, an Affiliate or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method. Additionally, for the avoidance of doubt, if such product is a component of a larger unit such as a kit, composition of matter or combination, such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this definition.

1.3	“Licensed Method” means any process or method which is covered by Regents’ Patent Rights or whose use or practice would constitute an infringement of any claim within Regents’ Patent Rights.

1.4	The “Field of Use” means […***…].

1.5	“Affiliate” means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least 50% of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least 50%, then “Affiliate” means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.6	“First Commercial Sale” means the first sale of any Licensed Product by Licensee or any Affiliate or Sublicensee, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, “First Commercial Sale” means the first sale in that country.

1.7	“Final Sale” means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer. A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods.

1.8	“Net Sales” means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Methods by Licensee, or by any Affiliate, Joint Venture or Sublicensee to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts actually granted to Customers; sales, use, unreimbursed value added taxes, tariff, import/export duties or other excise taxes imposed on particular sales (excepting reimbursable value added taxes and income taxes); transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns. Where Licensee or any Affiliate, Joint Venture or Sublicensee is the Customer, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Products or

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Licensed Methods. For the avoidance of doubt, if Licensee or any Affiliate, Joint Venture or Sublicensee supplies (directly or indirectly) a Product that constitutes a Licensed Product to any Affiliate, Joint Venture or Sublicensee and such Affiliate, Joint Venture or Sublicensee includes such Product in another Product, then Net Sales shall be based on the total gross amount invoiced or otherwise charged for such other Product in its entirety.

1.9	“Sublicensee” means any third party sublicensed by Licensee to make, have made, use, sell, offer for sale or import any Licensed Product or to practice any Licensed Method.

1.10	“Sublicensing Income” means income received by Licensee under or on account of Sublicenses. Sublicensing Income includes income received by way of license issue fees, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs conducted by or for Licensee, including costs associated with materials, equipment or clinical testing.

1.11	“Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or any Affiliate, Joint Venture or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Services for its own end-use and not resale.

2. GRANT

2.1	Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee an exclusive license (the “License”) under Regents’ Patent Rights, in jurisdictions where Regents’ Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law.

2.2	The License is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212 and applicable governmental implementing regulations.

2.3	The Regents expressly reserves the right to use Regents’ Patent Rights and associated technology for educational and research purposes, including public disclosure of research results, and allowing other non-profit research institutions to use Regents’ Patent Rights and associated technology for the same purpose.

2.4	The Agreement will terminate immediately if Licensee files a claim including in any way the assertion that any portion of Regents’ Patent Rights (other than any portion that has previously been held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken) is invalid or unenforceable where the filing is by the Licensee, a third party on behalf of the Licensee, or a third party at the written urging of the Licensee.

3. SUBLICENSES

3.1	The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses (“Sublicenses”) to third parties to make, have made, use, sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement. To the extent applicable, sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the U.S. Government under 35 U.S.C. §§201-212) contained in this Agreement.

3.2	Licensee must pay to The Regents […***…]. For clarification, it is noted that Sublicensing Income as defined in Section 1.10 does not include royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods, and compensation to The Regents for such payments are governed by Section 3.3 but not this Section 3.2

3.3	On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 5 (Royalties) as if these were Licensee’s Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4	Licensee must provide to The Regents a copy of each Sublicense within 30 days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3.

3.5	If this Agreement is terminated for any reason, all outstanding Sublicenses, not in default, will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents.

4. FEES

4.1	In partial consideration for the License, Licensee will pay to The Regents a license issue fee of fifteen thousand dollars ($15,000) within 30 days of the Effective Date. This fee is nonrefundable and is not an advance against royalties.

4.2	For each Licensed Product Licensee must make the following payments to The Regents within 30 days of reaching the milestones indicated below:

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4.3	Licensee must pay to The Regents a license maintenance fee of […***…] dollars ($[…***…]) beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date until, but not including, the three-year anniversary date of this Agreement. Beginning on the three-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date Licensee must pay to The Regents a license maintenance fee of […***…] dollars ($[…***…]). The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to The Regents on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

4.4	As additional consideration for the License, Licensee shall, within 30 days of the Effective Date, and subject to The Regents’ execution and delivery to Licensee of a Stock Issuance Agreement in substantially the form attached hereto as Appendix C, issue to The Regents ten thousand (10,000) shares of common stock of Gevo Inc.

5. ROYALTIES

5.1	Licensee must pay to The Regents for sales by Licensee or its Affiliates an earned royalty on Net Sales of Licensed Products or Licensed Methods as follows:

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5.2	If Licensee pays a third party royalties in consideration for patent rights which are necessary in order to practice Regents’ Patent Rights then Licensee or Sublicensee, as the case may be may deduct […***…]% from the royalty rate due to The Regents […***…].

5.3	Licensee must pay to The Regents a minimum annual royalty of […***…] dollars ($[…***…]) for the life of Regents’ Patent Rights, beginning in the year of the First Commercial Sale of Licensed Product. Licensee must pay the minimum annual royalty to The Regents by February 28 of each year. The minimum annual royalty will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

5.4	Paragraphs 1.1, 1.2, 1.3 and 1.4 define Regents’ Patent Rights, Licensed Products, Licensed Methods and the Field of Use so that royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement on Net Sales of Licensed Products or Licensed Methods.

5.5	Licensee must pay royalties owed to The Regents on a quarterly basis. Licensee must pay the royalties within two months of the end of the calendar quarter in which the royalties accrued.

5.6	All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the foreign currency of the county in which those Licensed Products were sold and, second, converted into equivalent United States funds. Licensee must use the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter.

5.7	Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.8	If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee’s other sources of United States Dollars.

5.9	If any patent or any claim included in Regents’ Patent Rights is abandoned or fails to issue due to final rejection by the appropriate patent office from which no appeal or reconsideration has or can be taken, or is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that abandonment, final rejection as of when no appeal or reconsideration has or can be taken, or final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that abandonment, final rejection or decision or that is based on another patent or claim not involved in that abandonment, final rejection or decision.

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6. DILIGENCE

6.1	Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale (“Commercialization”) of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2	Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3	The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

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6.4	Licensee may extend any of the diligence milestones listed in 6.3a-6.3t in six (6) month increments, but not more than once per milestone, by making a […***…] Dollar ($[…***…]) payment to The Regents for each milestone extension. In the event of any extension, any later occurring milestones will be similarly extended. For example, if Licensee pays $[…***…] to extend Milestone 6.3a to February 2009; then pays an additional three times $[…***…] to extend each of Milestones 6.3b through 6.3d, Milestone 6.3e will have been automatically extended from August 2015 to August 2017, as a result of the four preceding 6-month extensions. At that point, Milestone 6.3e may be extended one additional 6-month period to February 2018 (for a total of a 2.5 year deferral) by payment of an additional $[…***…].

6.5	Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1	As long as Licensee is paying prosecution costs, The Regents will file, prosecute and maintain the patents and applications comprising Regents’ Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents’ choice (in which choice, however, Licensee’s input will be considered). The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents’ Patent Rights. The Regents will instruct its counsel to provide such documentation to Licensee at the same time that it is provided to The Regents, so as to afford an opportunity for Licensee and its counsel to have input with respect to the patent prosecution process. The Regents will consider any comments or suggestions by Licensee. The Regents is entitled to take action to preserve rights (and, unless Licensee is paying costs and requests otherwise, minimize costs) whether or not Licensee has commented.

7.2	Licensee will bear all costs incurred prior to and during the term of this Agreement in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents’ Patent Rights. Prosecution includes interferences, oppositions, and any other inter partes matters originating in a patent office. Licensee must send payment to The Regents within 30 days of Licensee’s receipt of an invoice.

7.3	Licensee has the right to request patent prosecution on the Invention in foreign countries if the rights are available. Licensee must notify The Regents of its decision no later than

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three months prior to the Chapter Two Demand and no later than three (3) months prior to the National Phase filing date indicating which territories they wish to select for prosecution. This notice must be in writing and must identify the countries desired. With the notice of election the Licensee must pay in advance The Regents patent counsel’s estimated cost of the Chapter Two Demand or the entry into National Phase in the requested territories. The absence of this notice and advance payment either for Chapter Two or for National Phase from Licensee to The Regents will be considered an election not to secure the foreign rights associated with the specific phase of patent prosecution. The Regents will instruct their counsel to send copies of notices regarding deadlines to Licensee, and to provide estimates of the related cost.

7.4	Three (3) months before the Chapter Two Demand and three (3) months before National Phase filing, but not sooner, The Regents will have the right to file patent applications at its own expense in any country which Licensee has not identified in written notice provided by 7.3. These applications and resulting patents will not be part of Regents Patent Rights and therefore not subject to this Agreement.

7.5	Licensee’s obligation to underwrite and to pay all United States and (for territories elected by Licensee pursuant to Section 7.3) foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any given patent application or patent, either entirely or as to a particular territory, upon three months written notice to The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

7.6	The Regents will use its best efforts to not allow any Regents’ Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee’s authorization or reasonable notice, except for the filing of continuations, divisionals, or the like which substitute for the lapsed application.

8. PATENT INFRINGEMENT

8.1	In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other, such consent not to be unreasonably withheld. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgment action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.2	If infringing activity of potential commercial significance by the infringer has not been abated within sixty (60) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in the suit. The Licensee may not join The Regents in a suit initiated by Licensee without The Regents’ prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any out-of-pocket costs incurred by The Regents arising out of such suit, including but not limited to, legal fees of counsel that The Regents selects and retains to represent it in the suit.

8.3	If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute such suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to The Regents’ suit or any judgment rendered in that suit.

8.4	Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive fifteen percent (15%) of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive twenty-five percent (25%) if The Regents was party in the litigation, but did not incur any litigation costs, including provisions of Paragraph 8.2 above, and (iii) The Regents will receive fifty percent (50%) of the recovery if The Regents incurred any litigation costs in connection with the litigation; and (b) for any recovery for willful infringement, The Regents will receive fifty percent (50%) of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (Patent Infringement).

8.5	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

8.6	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.7	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1	Beginning January 31, 2008, Licensee must submit to The Regents semiannual progress reports covering Licensee’s activities related to the development and testing of all Licensed Products. These progress reports must be made for each Licensed Product until its First Commercial Sale.

9.2	The progress reports submitted under Paragraph 9.1 must include the following topics:

9.2a	Summary of work completed.
9.2b	Key scientific discoveries.
9.2c	Summary of work in progress.
9.2d	Current schedule of anticipated events or milestones.
9.2e	Market plans for introduction of Licensed Products.
9.2f	A summary of resources (dollar value) spent in the reporting period.

9.3	Licensee must notify The Regents if Licensee or any of its Sublicensees or Affiliates ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. §41(h).

9.4	Licensee must report the date of the First Commercial Sale in the royalty report immediately following that Sale.

9.5	After the First Commercial Sale of each Licensed Product, Licensee must make quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within two months from the end of each calendar quarter). Each royalty report must cover Licensee’s most recently completed calendar quarter and must show:

9.5a	Gross sales and Net Sales of any Licensed Product.
9.5b	Number of each type of Licensed Product sold.
9.5c	Royalties payable to The Regents.

9.6	Licensee must state in its royalty report if it had no sales of any Licensed Product.

10. BOOKS AND RECORDS

10.1	Licensee must keep accurate books and records of all Licensed Products developed, manufactured, used or sold. Licensee must preserve these books and records for at least five years from the date of the royalty payment to which they pertain these books and records will be open to examination by representatives or agents of The Regents during regular office hours to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement. The Licensee will pay fees and expenses of these inspections if an error favoring Licensee of more than 5% of the total annual royalties is discovered, otherwise The Regents will pay the fees and expenses of inspections.

11. LIFE OF THE AGREEMENT

11.1	Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent in Regents’ Patent Rights, or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues.

11.2	Upon termination of this Agreement (except as a result of expiration of the Regents’ Patent Rights), Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3	Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article	10 Books and Records.
Article	14 Disposition of Licensed Products on Hand upon Termination.
Article	16 Use of Names and Trademarks.
Article	17 Warranties
Article	18 Indemnification.
Article	23 Failure to Perform.
Article	24 Governing Law

12. TERMINATION BY THE REGENTS

12.1	If Licensee violates or fails to perform any material term or covenant of this Agreement, then The Regents may give written notice of the default (“Notice of Default”) to Licensee. If Licensee does not repair the default within 60 days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice (“Notice of Termination”) to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

13. TERMINATION BY LICENSEE

13.1	Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents’ Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 19 (Notices) and will be effective 90 days after the effective date of the notice.

13.2	Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS

ON HAND UPON TERMINATION

14.1	Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six months. But Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.

15. PATENT MARKING

15.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1	Except as expressly provided, neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California. Notwithstanding the foregoing, Licensee shall be permitted to state publicly, in advertising, publicity, or other promotional activities, including in its business plan, that it has licensed certain intellectual property from the University of California. (for so long as that statement continues to be true).

17. LIMITED WARRANTY

17.1	The Regents warrants that it has the lawful right to grant this license to Licensee.

17.2	This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3	IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4	Nothing in this Agreement will be construed as:

17.4a	A warranty or representation by The Regents as to the validity or scope of any Regents’ Patent Rights.

17.4b	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.

17.4c	Obligating The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).

17.4d	Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents’ Patent Rights.

17.4e	Obligating The Regents to furnish any know-how not provided in Regents’ Patent Rights.

18. INDEMNIFICATION

18.1	Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, its officers, employees, and agents, the sponsors of the research that led to the invention, the inventors of the patents and patent applications in Regents’ Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any sublicense, except to the extent involving a breach by The Regents of any representation or warranties contained herein, provided that (a) Licensee is notified promptly of any claim for which indemnification may be sought; (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, except that Licensee may not admit liability or wrongdoing on the part of an Indemnitee without the Regents’ written consent; and (c) all indemnified parties reasonably (taking into account the status of faculty member) cooperate to the extent necessary in the defense of any indemnified claim. Indemnification includes but is not limited to products liability. If The Regents in its sole discretion believes that there exists a conflict of interest or it will not otherwise be adequately represented by the legal counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents will give to Licensee in writing the names of three potential firms of legal counsel to represent The Regents. Licensee will, within ten (10) days, select one of the three potential firms of counsel that The Regents has provided. If Licensee does not make a choice of one of the three firms of counsel by the end of the ten (10) days then The Regents may choose one of these three firms without Licensee’s mutual agreement. Licensee will bear the reasonable legal fees of the firm of counsel selected for the Regents in such circumstances of conflict of interest. If The Regents believes that there is no conflict of interest with counsel chosen by Licensee to defend The Regents but that The Regents will not be otherwise adequately represented then The Regents may elect its own counsel at The Regents’ expense.

18.2	Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

[…***…]

18.3	If the above insurance is written on a claims-made form, it shall continue for […***…] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

18.4	Licensee will obtain, keep in force and maintain Worker’s Compensation Insurance as legally required in the jurisdiction in which Licensee is doing business.

18.5	Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit the Licensee’s liability. Licensee must furnish The Regents with

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certificates of insurance evidencing compliance with all requirements. Licensee must provide 30-day advance written notice to The Regents of any modification to such insurance. Licensee’s insurance must:

18.5a	Indicate that The Regents of the University of California is endorsed as an Insured under the coverages listed in Paragraph 18.2.

18.5b	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by The Regents.

18.6	The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this Article 18 (Indemnification).

19. NOTICES

19.1	Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	Gevo Inc.
133 N. Altadena Dr. Suite 310
Pasadena, CA 91107

[...***...]

For The Regents:	The Regents of the University of California University of California, Los Angeles
[...***...]

20. ASSIGNABILITY

20.1	This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

21. LATE PAYMENTS

21.1	For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of […***…]% per annum to be calculated from the date payment was due until it was actually received by The Regents.

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22. WAIVER

22.1	The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

23. FAILURE TO PERFORM

23.1	If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

24. GOVERNING LAW

24.1	THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

25. GOVERNMENT APPROVAL OR REGISTRATION

25.1	If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

26. EXPORT CONTROL LAWS

26.1	Licensee must observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

27. FORCE MAJEURE

27.1	Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to; accidents (environment, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27.2	Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of one (1) year.

28. CONFIDENTIALITY

28.1	If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

28.1a	Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind, but in any case, not less than reasonable care.

28.1b	Use the confidential information only to accomplish the purposes of this Agreement or for management review or audit.

28.2	Neither party will disclose confidential information received from the other party except to its employees, customers, distributors and other agents who are bound to it by similar obligations of confidence and only as required to accomplish the purposes of this Agreement or for management review or audit.

28.3	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

28.3a	The receiving party can demonstrate by written records was previously known to it.

28.3b	The receiving party lawfully obtained from sources under no obligation of confidentiality.

28.3c	Is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

    A party shall also be permitted to disclose any confidential information of the other party that is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law, provided that it first gives notice of such requirement to the other party (further provided, however, that Licensee acknowledges that except in the case of the California Public Records Act there may be limited time between such notice and the required disclosure date), and cooperates in any efforts of the other party to obtain a protective order or otherwise lawfully limit the scope of the disclosure.

28.4	The provisions of this Article 28 will continue in effect for five years after expiration or termination of this Agreement.

28.5	The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, then The Regents shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others. If a third party inquires whether a license to Regents’ Patent Rights is available; then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement, or other applicable law.

29. MISCELLANEOUS

29.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

29.2	This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

29.3	No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

29.4	This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, except for the Confidential Disclosure Agreements dated 12/14/2006, 12/18/2006 and 12/21/2007, which continue to the extent it they are not inconsistent with this Agreement.

29.5	If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party’s rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

GEVO, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ […***…]	By:	/s/ […***…]
Date:	8/30/2007	Date:	9/6/2007

EXCLUSIVE LICENSE AGREEMENT BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND

GEVO INC. FOR

UCLACASE NOS. […***…]

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APPENDIX A

[…***…]

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FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

UC Control No. 2008-04-0131

THIS FIRST AMENDMENT (the “Amendment”) is effective this 15th day of May 2009 (the “Effective Date”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles located at 11000 Kinross Avenue, Suite #200, Los Angeles, CA 90095-1406 and GEVO, INC. (“Licensee”) a Delaware corporation having a principal place of business at 133 N. Altadena Dr. Suite 310, Pasadena, CA, 91107, and amends the Exclusive License Agreement, Control No. 2008-04-0131, dated the 6th of September 2007, between The Regents and Licensee (the “Agreement”) in accordance with the terms and conditions of this Amendment.

RECITALS

WHEREAS, Licensee desires to add UCLA Case Nos. […***…] and UCLA Case No. […***…];

WHEREAS, Licensee desires to add […***…] to the Field of Use;

WHEREAS, Licensee desires to extend the milestone payment deadline;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, all parties to this First Amendment mutually agree to amend the Agreement as follows:

1.	Amend the RECITALS of the Agreement as follows:

Add: UCLA Case No. […***…]

Add: UCLA Case No. […***…]

Add the following clause after the sixth “WHEREAS” clause:

“WHEREAS, UCLA Case No. […***…] was developed with United States Government funds, and The Regents has elected title thereto and will grant a royalty-free nonexclusive license to the United States Government to the extent required under 35 U.S.C. §200-212;”

2.	Delete Paragraph 1.4 in its entirely and replace it with the following:

“1.4 The “Field of Use” means […***…]”

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3.	Delete “30 days” in the first sentence of Paragraph 4.2 and replace with “one hundred and twenty (120) days”.

4.	Add the following Paragraph to the end of Article 5 (ROYALTIES):

“5.10 No royalties will be collected or paid on Licensed Products made using the invention […***…] (UCLA Case No. […***…]) and sold to the United States Federal Government or any agency of the United States Government. Licensee and its Sublicensee will reduce the amount charged for such Licensed Products distributed to the United States Government by the amount of the royalty.”

5.	Add the following subparagraphs to Paragraph 6.3 in Article 6 (DILIGENCE):

“[…***…]”

6.	Add the following sentence to the end of Paragraph 6.4 in Article 6 (DILIGENCE):

“For purposes of clarity, if Licensee fails to accomplish any of the diligence milestones set forth in 6.3u-6.3w, The Regents may not terminate this Agreement in fields of use other than […***…].”

7.	Delete the last sentence of Paragraph 28.3 in its entirety and replace it with the following:

“A party shall also be permitted to disclose any confidential information of the other party that is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law, provided that it first gives notice of such requirement to the other party (further provided, however, that Licensee acknowledges that in the case of the California Public Records Act there may be limited time between such notice and the required disclosure date). Regents shall, in its discretion, cooperate with Licensee to obtain a protective order or otherwise lawfully limit the scope of such disclosure in instances where The Regents has determined that Licensee is correct in its assertion of a trade secret or other applicable privilege supporting an exemption from disclosure or limiting the scope of disclosure, and such assertion appears to be consistent with The Regents’ implementation or the required disclosure.”

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8.	Add the following Paragraph to Article 29 (MISCELLANEOUS):

“29.6 Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention’s use to the extent required by 35 U.S.C. §§200-212. For purposes of this Paragraph 29.6, Invention means […***…] (UCLA Case No. […***…] ).”

9.	Delete APPENDIX A (REGENTS’ PATENT RIGHTS) of the Agreement in its entirety and replace it with the APPENDIX A (REGENTS’ PATENT RIGHTS) attached.

In consideration for this First Amendment, Licensee agrees to pay to The Regents […***…] Dollars ($[…***…]). If Licensee fails to make such payment within thirty (30) days of the Effective Date, The Regents shall have the right, but not the obligation, to terminate this First Amendment in its entirety by providing written notice to Licensee. All other terms and conditions of the Agreement remain the same.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement by their duly authorized representatives for good and valuable consideration.

GEVO, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ […***…]	By	/s/ […***…]
Date	5/18/09	Date	May 20, 2009

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APPENDIX A

REGENTS’ PATENT RIGHTS

[…***…]

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[…***…]

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Second Amendment to the License Agreement

Between The Regents of the University of California

and Gevo, Inc.

UC Agreement Control No. 2008-04-0131

This second amendment (“Second Amendment”), dated December 1, 2009 (the “Effective Date”), is made by and between The Regents of the University of California (“The Regents”) and Gevo, Inc. (“Licensee”).

RECITALS

WHEREAS, The Regents entered into an Exclusive License Agreement with Licensee dated September 6th 2007, relating to various inventions described in UC Cases […***…] (the “Original License Agreement”) as amended by that first amendment dated May 15, 2009 (UC Agreement Control No. 2008-04-0131) (such first amendment and the Original License Agreement collectively the “License Agreement”);

WHEREAS, Licensee desires to amend and clarify the License Agreement with The Regents;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, all parties to this Second Amendment mutually agree to amend the License Agreement as follows:

1.	Replace the first paragraph of PARAGRAPH 6.3 in its entirety with the following:

6.3	The Regents has the right and option, at The Regents’ sole discretion, to either (i) reduce Licensee’s exclusive license to a nonexclusive license with respect to any chemical listed in the Field of Use (e.g. […***…]) for which Licensee fails to perform any of the terms in this Paragraph 6.3 or (ii) terminate Licensee’s rights under this Agreement with respect to any chemical in the Field of Use for which Licensee fails to perform any of the terms in this Paragraph 6.3. Any such reduction to a non-exclusive license or termination of Licensee’s rights with respect to a given chemical in the Field of Use shall not apply to any other chemical(s) in the Field of Use for which Licensee has performed. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant). By way of example, and without limiting the foregoing, should Licensee fail to achieve a […***…] as required under 6.3e below for the […***…] chemical in the Field of Use but Licensee is continuing to meet the diligence obligations set forth below for the other chemicals in the Field of Use, The Regents will have the right, at The Regents’ sole discretion, to either (x) reduce Licensee’s exclusive license with respect to the […***…] chemical in the Field of Use (but no other chemicals in the Field of Use) to a non-exclusive license or (y) terminate Licensee’s’ rights with respect to the […***…] chemical in the Field of Use (but no other chemicals in the Field of Use).

For purposes of clarity, and without limiting the foregoing, if Licensee fails to meet its diligence obligations as set forth in this Paragraph 6.3 for all of […***…], then The Regents has the right and option, at The Regents’ sole discretion, to either (i) reduce Licensee’s exclusive license to a nonexclusive license with respect to any or all chemicals listed in the Field of Use (e.g. […***…]), (ii) terminate Licensee’s rights under this Agreement with respect to any or all chemicals in the Field of Use or (iii) terminate this Agreement in its entirety. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

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2.	All other terms and conditions of the License Agreement remain the same.

This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the License Agreement by their duly authorized representatives for good and valuable consideration.

GEVO, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ […***…]	By	/s/ […***…]

Date	February 4, 2010	Date	2-4-2010

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